Exhibit 23.1

March 8, 2018
LEE POLSON
(512) 499-3626
Direct Fax (512) 536-5719
Lee.Polson@strasburger.com

Royale Energy, Inc.
1820 Cordell Court, Suite 210
San Diego, California 92020
Gentlemen:
We consent to the filing of our opinion delivered to you dated March 1, 2018, as Exhibit 8.1 to the Current Report on Form 8-K of Royale Energy, Inc. (formerly Royale Energy Holdings, Inc.).  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Strasburger & Price, LLP

By:  /s/ Lee Polson
       Lee Polson